INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Canisco Resources, Inc.

Under date of May 23, 1997, we reported on the consolidated balance sheets of Canisco Resources, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended March 31, 1997, the six months ended March 31, 1996, and the years ended September 30, 1995 and 1994, which are included in the annual report on Form 10-K for the fiscal year 1997. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



KPMG PEAT MARWICK LLP

Atlanta, Georgia
May 23, 1997




Exhibit 99.2